Law Office of Anthony N. DeMint

8350 West Sahara Avenue	Telephone:	(702) 586-6436
Suite 270	Facsimile:	(702) 442-7995
Las Vegas, Nevada 89117	email:	demintlaw@cox.net

September 30, 2009

EnerJex Resources, Inc.
27 Corporate Woods, Suite 350
10975 Grandview Drive
Overland Park, Kansas  66210

Ladies and Gentlemen:

As counsel for EnerJex Resources, Inc., a Nevada corporation (the “Company”), I have been requested to render this opinion in connection with the preparation and filing of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) for the purposes of registering under the Securities Act of 1933, as amended (the “Securities Act”), 1,000,000 shares of the Company’s previously issued common stock, par value $0.001 per share (the “Common Stock”).

I have examined the Company’s Registration Statement, resolutions of the Company’s Board of Directors relating to the authorization and issuance of the Common Stock, and such other documents as I have deemed necessary or appropriate in order to express these opinions.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed, photostatic or facsimile copies and the authenticity of the originals of such latter documents.  In making my examination of executed documents, I have assumed that the parties thereto, other than the Company, its directors and officers, had the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.  As to any facts material to the opinions expressed herein that were not independently established or verified, I have relied upon oral or written statements and representations of officers and other representatives of the Company and others.  I have assumed that the form of certificate issued representing the Common Stock conformed in all respects to the requirements applicable under the Nevada Revised Statutes (the “NRS”)

I do not express any opinion as to any laws other than the NRS.  Insofar as the opinions expressed herein relate to matters governed by laws other than the NRS, I have assumed, without having made any independent investigation, that such laws do not affect any of the opinions set forth herein.

Based upon and subject to the foregoing and to the other qualifications and limitations set forth herein, I am of the opinion that the Common Stock has been validly issued and is fully paid and non-assessable.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.  I also hereby consent to the use of my name under the heading “Legal Matters” in the prospectus which forms a part of the Registration Statement.  In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is expressed as of the date hereof and I disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Anthony N. DeMint, Esq.